Exhibit 99.1

For more information Contact: Neil Russell Vice President, Investor Relations T 281-584-1308	Charley Wilson Vice President, Corporate Communications T 281-584-2423	Sysco Corporation 1390 Enclave Parkway Houston, TX 77077

SYSCO REPORTS DILUTED EPS OF $0.47 ($0.50 after adjusting for certain items)

FOR THE FOURTH QUARTER AND $1.67 ($1.78 after adjusting for certain items)

FOR FISCAL YEAR 2013

Generates cash flow from operations of $1.5 billion and free cash flow of $1.0 billion

HOUSTON, August 12, 2013 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week fourth fiscal quarter, and its 52-week fiscal year ended June 29, 2013.

Fourth Quarter Fiscal 2013 Highlights

•	Sales were $11.6 billion, an increase of 5.0% from $11.0 billion in the fourth quarter of fiscal 2012.

•	Operating income was $460 million, a decrease of 10.8%, compared to $515 million in last year’s fourth quarter.

•	Diluted earnings per share (EPS) were $0.47, which was 11.3% lower compared to $0.53 in last year’s fourth quarter.

•

After adjusting for certain items, which mainly related to restructuring charges, adjusted[1] diluted EPS was $0.50. After further adjusting for business transformation expenses, to reflect the performance of the company’s underlying business, adjusted diluted EPS was $0.59, compared to $0.63 in the prior year period.

Fiscal 2013 Highlights

•	Sales were $44.4 billion, an increase of 4.8% from $42.4 billion in fiscal 2012.

•	Operating income was $1.7 billion, a decrease of 12.3%, compared to the prior year.

•	Diluted EPS was $1.67, which was 12.1% lower compared to $1.90 in the prior year.

•

After adjusting for certain items, which mainly related to a multi-employer pension plan (MEPP) withdrawal and restructuring charges, adjusted diluted EPS was $1.78. After further adjusting for business transformation expenses to reflect the performance of the company’s underlying business, adjusted diluted EPS was $2.14, compared to $2.15 in the prior year.

•	Cash flow from operations increased 7.6% to $1.5 billion in fiscal 2013 and free cash flow increased 62% to $1.0 billion.

[1]	See Non-GAAP Reconciliations below for more information.

“Fiscal year 2013 was a year of transition for Sysco where we made good progress on our multi-year business transformation initiatives. With that said, our financial results announced this morning fell short of our expectations as weak restaurant traffic continued to challenge many of our customers,” said Bill DeLaney, Sysco’s president and chief executive officer. “While overall sales grew acceptably by about 5 percent for both the fourth quarter and full fiscal year and our cost per case metrics improved as the year progressed, we were unable to grow our gross profit at planned levels due in part to ongoing competitive pressures and a shift in customer mix. Looking forward to fiscal 2014, our earnings performance trends should gradually improve as we realize more of the benefits of our business transformation initiatives and further leverage the capabilities of both our strengthened senior management team and our 48,000 customer focused associates.”

Fourth Quarter Fiscal 2013 Summary

Sales for the fourth quarter were $11.6 billion, an increase of 5.0% compared to sales in the same period last year. Food cost inflation was 2.0%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the dairy and poultry categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 2.1%, and the impact of changes in foreign exchange rates for the fourth quarter decreased sales by 0.1%. Case volume for the company’s Broadline and SYGMA operations combined grew 3.0% during the quarter, including acquisitions, and increased approximately 0.8%, excluding acquisitions.

Gross profit for the fourth quarter was $2.0 billion, an increase of 1.2%, compared to the prior year period. Operating expenses in the fourth quarter increased $80 million, or 5.4%, compared to the prior year period. This increase was due primarily to an $18 million increase in retirement-related expense, and an $18 million increase in business transformation expenses. Excluding certain items and business transformation expenses, adjusted operating expenses increased 4.9%.

Operating income was $460 million in the fourth quarter, decreasing $56 million, or 10.8% compared to operating income in the prior year period. Excluding certain items and business transformation expenses, adjusted operating income decreased 7.3%.

Net earnings for the fourth quarter were $283 million, a decrease of $26 million, or 8.5%, compared to the prior year. Diluted EPS in the fourth quarter of fiscal 2013 was $0.47, which was 11.3% lower compared to last year’s fourth quarter. Excluding certain items and business transformation expenses, adjusted diluted EPS was $0.59, which was a decrease of 6.3%, compared to the prior year.

Fiscal 2013 Summary

Sales for fiscal 2013 were $44.4 billion, an increase of 4.8% compared to sales last year. Food cost inflation was 2.2%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the poultry and meat categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 1.5%, while foreign exchange did not materially impact sales. Case volume for the company’s Broadline and SYGMA operations combined grew 2.6% during fiscal 2013, including acquisitions, and approximately 1.3%, excluding acquisitions.

Gross profit for fiscal 2013 was $7.9 billion, an increase of 2.5%, compared to the prior year. Operating expenses increased $423 million, or 7.3%, compared to the prior year. This increase was due primarily to a $137 million increase in gross business transformation expenses, a $58 million increase in certain items, a $48 million increase in payroll expense (excluding retirement-related expense), a $36 million increase in depreciation and amortization exclusive of our business transformation project, a $19 million increase in fuel expense and a $10 million increase in retirement-related expense. Excluding certain items and business transformation expenses, adjusted operating expenses increased 4.1%.

Operating income was $1.7 billion in fiscal 2013, decreasing $232 million, or 12.3%, compared to the prior year. Excluding certain items and business transformation expenses, adjusted operating income decreased 1.7%.

Net earnings for the fiscal year were $992 million, a decrease of $129 million, or 11.5%, compared to the prior year. Diluted EPS in fiscal 2013 was $1.67, which was 12.1% lower compared to the prior year. Excluding certain items and business transformation expenses, adjusted diluted EPS was $2.14, which was 0.5% lower compared to the prior year.

Cash Flow and Capital Spending

Cash flow from operations was $1.5 billion for fiscal 2013, compared to $1.4 billion in fiscal 2012, an increase of $107 million or 7.6%. Capital expenditures totaled $139 million for the fourth quarter and $512 million for the year. The primary areas for investment included facility replacements and expansions, as well as replacements to Sysco’s fleet.

Free cash flow1 increased $387 million, or 62% compared to fiscal 2012, to $1.0 billion in fiscal 2013.

Conference Call & Webcast

Sysco’s fourth quarter fiscal 2013 earnings conference call will be held on Monday, August 12, 2013, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation, will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 193 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2013 that ended June 29, 2013, the company generated sales of more than $44 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at www.twitter.com/Sysco_Corp. For important news regarding Sysco, visit the Investor Relations portion of the company’s Internet home page at www.sysco.com/investors, follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

[1]	See Non-GAAP Reconciliations below for more information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the fourth quarter of fiscal 2013 and for fiscal year 2013 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our intentions and plans in fiscal 2014 related to executing on our business transformation plan, and expectations with respect to fiscal 2014 earnings performance. The success of our business transformation initiatives and other business plans are subject to the general risks associated with our business, including the risk of interruption of supplies due to lack of long-term contracts, intense competition, severe weather, crop conditions, work stoppages, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food-away-from-home, may not reverse. Our ability to meet our long-term strategic objectives to grow the profitability of our business depends largely on the success of our Business Transformation Project, and the risk exists that the project and its various components may not be successfully implemented and may not provide the anticipated benefits. Also, there are other risks related to our project, including that the expected costs of our Business Transformation Project may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation and deployment process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. Beginning in fiscal 2011, we have taken additional time to test and improve the underlying ERP system prior to larger scale development, and these actions have caused a delay in the project. We have temporarily halted the deployment of certain components of our ERP system as we have identified areas of improvement that we want to address before we continue fully deploying to additional locations. We may experience further delays, cost overages and/or operating problems as we address these areas of improvement or when we deploy the complete system on a larger scale. Planned deployments in the coming quarters are dependent upon the success of current ERP refinement efforts and plans are subject to change at any time based on management’s subjective evaluation of our overall business needs. Other aspects of our business transformation initiatives, including our category management initiative, our cost transformation initiative and our product cost initiative, may fail to provide the expected benefits in a timely fashion, if at all. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our Business Transformation Project and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. We may not realize the benefits of acquisitions as soon as expected, if at all, and the successful integration of acquisitions into our business may not occur or may require the expenditure of additional resources. Potential acquisitions may not close, or may be delayed, because of factors beyond our control, including the need for regulatory approvals. Fuel expense may vary from projections based on fluctuations in fuel costs, which are impacted by general economic conditions beyond our control. In the past, increased fuel prices have significantly increased our costs and reduced consumers’ demand for meals served away from home. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 30, 2012, as filed with the Securities and Exchange Commission, the Company’s subsequent filings with the SEC, and the Company’s Annual Report on Form 10-K to be filed shortly for the year ended June 29, 2013. Sysco does not undertake to update its forward-looking statements.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		52-Week Period Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Sales	$11,601,056	$11,045,382	$44,411,233	$42,380,939
Cost of sales	9,564,894	9,033,671	36,543,642	34,704,362

Gross profit	2,036,162	2,011,711	7,867,591	7,676,577
Operating expenses	1,576,319	1,496,247	6,209,113	5,785,945

Operating income	459,843	515,464	1,658,478	1,890,632
Interest expense	31,170	27,308	128,495	113,396
Other income, net	(9,832)	(1,296)	(17,472)	(6,766)

Earnings before income taxes	438,505	489,452	1,547,455	1,784,002
Income taxes	155,462	180,183	555,028	662,417

Net earnings	$283,043	$309,269	$992,427	$1,121,585

Net earnings:
Basic earnings per share	$0.48	$0.53	$1.68	$1.91
Diluted earnings per share	0.47	0.53	1.67	1.90

Average shares outstanding	592,922,702	586,890,718	589,397,807	587,726,343
Diluted shares outstanding	597,536,893	588,268,439	592,675,110	588,991,441

Dividends declared per common share	$0.28	$0.27	$1.11	$1.07

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	June 29, 2013	June 30, 2012
ASSETS
Current assets
Cash and cash equivalents	$412,285	$688,867
Accounts and notes receivable, less allowances of $47,345 and $42,919	3,183,114	2,966,624
Inventories	2,396,188	2,178,830
Deferred income taxes	136,211	134,503
Prepaid expenses and other current assets	61,925	80,713
Prepaid income taxes	17,704	35,271

Total current assets	6,207,427	6,084,808
Plant and equipment at cost, less depreciation	3,978,071	3,883,750
Other assets
Goodwill	1,884,235	1,665,611
Intangibles, less amortization	205,719	113,571
Restricted cash	145,328	127,228
Other assets	243,167	262,239

Total other assets	2,478,449	2,168,649

Total assets	$12,663,947	$12,137,207

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$41,632	$—
Accounts payable	2,463,494	2,209,469
Accrued expenses	1,036,855	909,144
Accrued income taxes	—	50,316
Current maturities of long-term debt	207,301	254,650

Total current liabilities	3,749,282	3,423,579
Other liabilities
Long-term debt	2,639,986	2,763,688
Deferred income taxes	266,222	115,166
Other long-term liabilities	816,647	1,149,734

Total other liabilities	3,722,855	4,028,588
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,059,624	939,179
Retained earnings	8,512,786	8,175,230
Accumulated other comprehensive loss	(446,937)	(662,866)
Treasury stock at cost, 179,068,430 and 179,228,383 shares	(4,698,838)	(4,531,678)

Total shareholders’ equity	5,191,810	4,685,040

Total liabilities and shareholders’ equity	$12,663,947	$12,137,207

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	52-Week Period Ended
	June 29, 2013	June 30, 2012
Cash flows from operating activities:
Net earnings	$992,427	$1,121,585
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	70,147	70,319
Depreciation and amortization	512,548	416,943
Deferred income taxes	(28,129)	(177,906)
Provision for losses on receivables	35,243	33,359
Other non-cash items	2,485	(958)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(193,755)	(106,834)
(Increase) in inventories	(180,277)	(99,218)
Decrease (increase) in prepaid expenses and other current assets	21,704	(6,478)
Increase in accounts payable	207,243	30,335
Increase in accrued expenses	76,497	41,429
(Decrease) increase in accrued income taxes	(38,017)	71,251
Decrease in other assets	182	56,538
Increase (decrease) in other long-term liabilities	37,852	(46,170)
Excess tax benefits from share-based compensation arrangements	(4,556)	(15)

Net cash provided by operating activities	1,511,594	1,404,180

Cash flows from investing activities:
Additions to plant and equipment	(511,862)	(784,501)
Proceeds from sales of plant and equipment	15,527	8,185
Acquisition of businesses, net of cash acquired	(397,447)	(110,601)
(Increase) in restricted cash	(18,100)	(16,712)

Net cash used for investing activities	(911,882)	(903,629)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	95,500	(181,975)
Other debt borrowings	61,467	744,597
Other debt repayments	(294,514)	(205,638)
Debt issuance costs	—	(4,641)
Cash received from settlement of cash flow hedge	—	722
Proceeds from common stock reissued from treasury for share-based compensation awards	628,652	99,439
Treasury stock purchases	(721,616)	(272,299)
Dividends paid	(648,253)	(622,869)
Excess tax benefits from share-based compensation arrangements	4,556	15

Net cash used for financing activities	(874,208)	(442,649)

Effect of exchange rates on cash	(2,086)	(8,800)

Net (decrease) increase in cash and cash equivalents	(276,582)	49,102
Cash and cash equivalents at beginning of period	688,867	639,765

Cash and cash equivalents at end of period	$412,285	$688,867

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$131,665	$114,067
Income taxes	620,132	772,493

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended		52-Week Period Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Sales:
Broadline	$9,431,162	$8,927,851	$36,129,463	$34,420,851
SYGMA	1,521,558	1,502,435	5,780,103	5,735,673
Other	721,570	661,990	2,741,537	2,396,113
Intersegment	(73,234)	(46,894)	(239,870)	(171,698)

Total	$11,601,056	$11,045,382	$44,411,233	$42,380,939

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended		52-Week Period Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Sysco Brand Sales as a % of MA-Served Sales	47.66%	45.97%	47.73%	46.05%
Sysco Brand Sales as a % of Broadline Sales	36.00%	35.79%	36.11%	35.62%
MA-Served Sales as a % of Broadline Sales	41.96%	44.44%	41.98%	43.14%

Data excludes U.S. Meat operations

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include charges from restructuring our executive retirement plans, charges from the withdrawal from multiemployer pension plans, severance charges, one-time acquisition-related charges and charges from facility closures. Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these certain items provides an important perspective with respect to our results and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. Sysco believes the adjusted totals facilitate comparison on a year-over-year basis.

Sysco’s results of operations are further impacted by costs from our multi-year Business Transformation Project. Management believes that further adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove the impact of the Business Transformation Project expenses provides an important perspective with respect to underlying business trends and results and provides meaningful supplemental information to both management and investors that is indicative of the performance of the company’s underlying operations and facilitates comparison on a year-over-year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the certain items noted above. Each period has been further adjusted to remove expenses related to the Business Transformation Project.

	13-Week Period Ended June 29, 2013	13-Week Period Ended June 30, 2012	13-Week Period Change in Dollars	13-Week Period % Change
Operating expenses (GAAP)	$1,576,319	$1,496,247	$80,072	5.4%
Impact of Restructuring Executive Retirement Plans	(3,382)	—	(3,382)	NM
Impact of MEPP charge	1,325	(16,682)	18,007	-107.9%
Impact of Severance charges	(7,866)	(6,773)	(1,093)	16.1%
Impact of One-time Acquisition-related charge	(5,998)	—	(5,998)	NM
Impact of Facility Closure charges	(671)	—	(671)	NM

Operating expenses adjusted for certain items (Non-GAAP)	$1,559,727	$1,472,792	$86,935	5.9%
Impact of Business Transformation Project costs	(88,262)	(70,287)	(17,975)	25.6%

Adjusted operating expenses underlying bus. (Non-GAAP)	$1,471,465	$1,402,505	$68,960	4.9%

Operating Income (GAAP)	$459,843	$515,464	$(55,621)	-10.8%
Impact of Restructuring Executive Retirement Plans	3,382	—	3,382	NM
Impact of MEPP charge	(1,325)	16,682	(18,007)	-107.9%
Impact of Severance charges	7,866	6,773	1,093	16.1%
Impact of One-time Acquisition-related charge	5,998	—	5,998	NM
Impact of Facility Closure charges	671	—	671	NM

Operating income adjusted for certain items (Non-GAAP)	$476,435	$538,919	$(62,484)	-11.6%
Impact of Business Transformation Project costs	88,262	70,287	17,975	25.6%

Adjusted operating income underlying bus. (Non-GAAP)	$564,697	$609,206	$(44,509)	-7.3%

Net earnings (GAAP)	$283,043	$309,269	$(26,226)	-8.5%
Impact of Restructuring Executive Retirement Plans (net of tax)	2,183	—	2,183	NM
Impact of MEPP charge (net of tax)	(855)	10,541	(11,396)	-108.1%
Impact of Severance charges (net of tax)	5,078	4,280	798	18.6%
Impact of One-time Acquisition-related charge (no tax impact)	5,998	—	5,998	NM
Impact of Facility Closure charges (net of tax)	433	—	433	NM

Net earnings adjusted for certain items (Non-GAAP)	$295,880	$324,090	$(28,210)	-8.7%
Impact of Business Transformation Project costs (net of tax)	56,973	44,414	12,559	28.3%

Adjusted net earnings underlying business (Non-GAAP) (1)	$352,853	$368,504	$(15,651)	-4.2%

Diluted earnings per share (GAAP)	$0.47	$0.53	$(0.06)	-11.3%
Impact of Restructuring Executive Retirement Plans	—	—	—	NM
Impact of MEPP charge	—	0.02	(0.02)	-100.0%
Impact of Severance charges	0.01	0.01	—	0.0%
Impact of One-time Acquisition-related charge	0.01	—	0.01	NM
Impact of Facility Closure charges	—	—	—	NM

Diluted EPS adjusted for certain items (Non-GAAP) (2)	$0.50	$0.55	$(0.05)	-9.1%
Impact of Business Transformation Project costs	0.10	0.08	0.02	25.0%

Adjusted diluted EPS underlying business (Non-GAAP) (2)	$0.59	$0.63	$(0.04)	-6.3%

Diluted shares outstanding	597,536,893	588,268,439

(1)

Tax impact of adjustments for executive retirement plans restructuring, MEPP charge, severance charges, charges from facility closures and Business Transformation expenses was $35,044 and $34,506 for the 13-week periods ended June 29, 2013 and June 30, 2012, respectively. Amounts are calculated by multiplying the operating income impact of each item by each quarter’s effective tax rate.

(2)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings - underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

	52-Week Period Ended June 29, 2013	52-Week Period Ended June 30, 2012	52-Week Period Change in Dollars	52-Week Period % Change
Operating expenses (GAAP)	$6,209,113	$5,785,945	$423,168	7.3%
Impact of Restructuring Executive Retirement Plans	(20,990)	—	(20,990)	NM
Impact of MEPP charge	(41,876)	(21,899)	(19,977)	91.2%
Impact of Severance charges	(23,206)	(14,452)	(8,754)	60.6%
Impact of One-time Acquisition-related charge	(5,998)	—	(5,998)	NM
Impact of Facility Closure charges	(2,645)	—	(2,645)	NM

Operating expenses adjusted for certain items (Non-GAAP)	$6,114,398	$5,749,594	$364,804	6.3%
Impact of Business Transformation Project costs	(330,544)	(193,126)	(137,418)	71.2%

Adjusted operating expenses underlying bus. (Non-GAAP)	$5,783,854	$5,556,468	$227,386	4.1%

Operating Income (GAAP)	$1,658,478	$1,890,632	$(232,154)	-12.3%
Impact of Restructuring Executive Retirement Plans	20,990	—	20,990	NM
Impact of MEPP charge	41,876	21,899	19,977	91.2%
Impact of Severance charges	23,206	14,452	8,754	60.6%
Impact of One-time Acquisition-related charge	5,998	—	5,998	NM
Impact of Facility Closure charges	2,645	—	2,645	NM

Operating income adjusted for certain items (Non-GAAP)	$1,753,193	$1,926,983	$(173,790)	-9.0%
Impact of Business Transformation Project costs	330,544	193,126	137,418	71.2%

Adjusted operating income underlying bus. (Non-GAAP)	$2,083,737	$2,120,109	$(36,372)	-1.7%

Net earnings (GAAP)	$992,427	$1,121,585	$(129,158)	-11.5%
Impact of Restructuring Executive Retirement Plans (net of tax)	13,461	—	13,461	NM
Impact of MEPP charge (net of tax)	26,855	13,768	13,087	95.1%
Impact of Severance charges (net of tax)	14,882	9,086	5,796	63.8%
Impact of One-time Acquisition-related charge (no tax impact)	5,998	—	5,998	NM
Impact of Facility Closure charges (net of tax)	1,696	—	1,696	NM

Net earnings adjusted for certain items (Non-GAAP)	$1,055,319	$1,144,439	$(89,120)	-7.8%
Impact of Business Transformation Project costs (net of tax)	211,978	121,418	90,560	74.6%

Adjusted net earnings underlying business (Non-GAAP) (1)	$1,267,297	$1,265,857	$1,440	0.1%

Diluted earnings per share (GAAP)	$1.67	$1.90	$(0.23)	-12.1%
Impact of Restructuring Executive Retirement Plans	0.02	—	0.02	NM
Impact of MEPP charge	0.05	0.02	0.03	150.0%
Impact of Severance charges	0.03	0.02	0.01	50.0%
Impact of One-time Acquisition-related charge	0.01	—	0.01	NM
Impact of Facility Closure charges	—	—	—	NM

Diluted EPS adjusted for certain items (Non-GAAP) (2)	$1.78	$1.94	$(0.16)	-8.2%
Impact of Business Transformation Project costs	0.36	0.21	0.15	71.4%

Adjusted diluted EPS underlying business (Non-GAAP) (2)	$2.14	$2.15	$(0.01)	-0.5%

Diluted shares outstanding	592,675,110	588,991,441

(1)

Tax impact of adjustments for executive retirement plans restructuring, MEPP charge, severance charges, charges from facility closures and Business Transformation expenses was $150,389 and $85,205 for the 52-week periods ended June 29, 2013 and June 30, 2012, respectively. Amounts are calculated by multiplying the operating income impact of each item by each 52-week period’s effective tax rate.

(2)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings - underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. We do not mean to imply that free cash flow is necessarily available for discretionary expenditures, however, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	52-Week Period Ended June 29, 2013	52-Week Period Ended June 30, 2012	52-Week Period Change in Dollars	52-Week Period % Change
Net cash provided by operating activities (GAAP)	$1,511,594	$1,404,180	$107,414	7.6%
Additions to plant and equipment	(511,862)	(784,501)	272,639	34.8
Proceeds from sales of plant and equipment	15,527	8,185	7,342	-89.7

Free Cash Flow (Non-GAAP)	$1,015,259	$627,864	$387,395	61.7%